UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The First Name in Avocados

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 21, 2005

To our Shareholders:

The 2005 annual meeting of shareholders of Calavo Growers, Inc. will be held at our corporate headquarters located at 2530 Red Hill Avenue, Santa Ana, California, 92705 on Monday, March 21, 2005, beginning at 1:00 p.m. local time. This will be the last annual meeting at this location, as we are moving our corporate headquarters to Santa Paula, California in March 2005. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)	To elect ten directors, each for a term of one year;

(2)	To approve the 2005 Stock Incentive Plan of Calavo Growers, Inc.;

(3)	To ratify the appointment of our independent registered public accounting firm for 2005;

(4)	To transact any other matters that properly come before the meeting.

All holders of record of shares of Calavo common stock at the close of business on February 14, 2005 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareholders and their guests. To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling our offices at (949) 833-4203 by March 14, 2005. Admission to the meeting will be on a first-come, first-serve basis.

By order of the Board of Directors, Lecil E. Cole Chairman of the Board of Directors, Chief Executive Officer and President

February 22, 2005
Santa Ana, California

2

The First Name in Avocados

2530 Red Hill Avenue
Santa Ana, California 92705
——————————
PROXY STATEMENT
——————————

This proxy statement contains information related to the annual meeting of shareholders of Calavo Growers, Inc. to be held on Monday, March 21, 2005, beginning at 1:00 p.m. local time, at our corporate headquarters located at 2530 Red Hill Avenue, Santa Ana, California, 92705 and at any postponements or adjournments thereof. This will be the last annual meeting at this location, as we are moving our corporate headquarters to Santa Paula, California in March 2005. This proxy statement and the accompanying proxy are being mailed to shareholders on or about February 22, 2005 in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” “our,” “us” or “we”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of the shareholders, which will take place on March 21, 2005. As a shareholder, you are invited to attend the annual meeting. Further, you are entitled to, and requested to, vote on the items of business described in this proxy statement.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, approval of the 2005 stock incentive plan, and ratification of our independent registered public accounting firm. In addition, management will report on our performance during fiscal year 2004 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on February 14, 2005, the record date for the meeting, are entitled to receive notice of, and to participate in, the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

For all matters, other than the vote for director candidates, each outstanding share of our common stock will be entitled to one vote on each matter. Each holder of our common stock, when voting for director candidates, will be entitled to cast votes equal to the number of votes his or her shares are normally entitled to, multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single director candidate, or may distribute them among some or all of the director candidates as he or she sees fit. Unless marked otherwise, proxies will give the proxy holders discretionary authority to cumulate votes if they so choose in order to elect all or as many of such nominees as possible.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Please note that space limitations make it necessary to limit attendance to shareholders and their guests. To accommodate the largest number of shareholders at the meeting we request that you indicate your intent to attend by calling our offices at (949) 833-4203 by March 14, 2005. Admission to the meeting will be on a first-come, first-serve basis.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the common stock that are outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 13,506,833 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 6,753,417 votes will be required to establish a quorum.

Proxies received, but marked as abstentions, will be included in the calculation of the number of votes considered to be present at the meeting, but they will be treated as unvoted with respect to the matter or matters on which the abstentions are indicated.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted by applicable rules to exercise voting discretion with respect to some of the matters to be acted upon. If you do not give your broker or nominee specific voting instructions, your shares may not be voted on those matters and will not be counted in determining the number of votes necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot at the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, U.S. Stock Transfer Corporation, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	For the election of the nominated slate of directors (see Item 1);

•	For approval of the 2005 Stock Incentive Plan of Calavo Growers, Inc. (see Item 2);

•	For ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2005 (see Item 3); and

•	With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at our 2006 shareholders’ meeting.

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our new principal executive offices, no later than October 25, 2005. If the date of next year’s annual meeting is moved more than 30 days before the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our new corporate address:

Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, California 93060

If notice of a shareholder proposal submitted outside the process of Rule 14a-8 is not received by our Corporate Secretary by January 9, 2006, the persons named in our proxy for the next annual meeting of shareholders will have discretionary authority to vote on the proposal in accordance with their best judgment.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our new principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. Our bylaws state that the shareholder must deliver notice of the nomination to our Corporate Secretary not less than 30 days nor more than 120 days prior to the date of the meeting. The notice must set forth the information that is specified in the bylaws, including information about both the director candidate and the shareholder who has proposed the candidate.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at our new principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.

How may I communicate with Calavo’s Board of Directors?

You may submit an e-mail to our Board at board@calavo.com. All directors have access to this e-mail address.

Who will bear the cost of soliciting votes for the annual meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained U.S. Stock Transfer Corporation to assist with the solicitation of proxies from the shareholders of record for a fee of approximately $10,000, plus expenses. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

What vote is required to approve each item?

Election of Directors. The ten director candidates receiving the highest number of affirmative votes will be elected.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting on the item will be required for approval, provided that the shares voting affirmatively must also constitute a majority of the required quorum for the meeting. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of ethics that applies to all of our directors, officers and employees. A copy of our code of ethics is posted on our Internet site at http://www.calavo.com.

Board Members’ Independence

Calavo received a letter from the Listing Qualifications staff of the Nasdaq Stock Market (the “Staff”), dated February 11, 2005, stating that Calavo does not meet the independent director requirement for continued listing on the Nasdaq Stock Market under Marketplace Rule 4350(c)(1). The cited rule requires that a majority of the board of directors of a listed company must be comprised of independent directors as defined in Marketplace Rule 4200(a)(15).

Calavo’s non-compliance with Rule 4350(c)(1) resulted from the Staff’s determination in its February 11 letter that a majority of Calavo’s ten directors are not independent as defined in Rule 4200(a)(15). Before its receipt of the February 11 letter from the Staff, Calavo’s Board of Directors believed that nine of its ten directors were independent within the meaning of Rule 4200(a)(15). As a result of the Staff’s letter, the Board of Directors has determined that only the following five of its ten directors are independent within the meaning of Rule 4200(a)(15): George H. Barnes; Fred J. Ferrazzano; Michael D. Hause; John M. Hunt; and Alva V. Snider.

The Staff’s letter to Calavo indicated that Calavo’s eligibility for continued listing on the Nasdaq Stock Market is being reviewed and requested that Calavo provide to the Staff, on or before February 28, 2005, a specific plan and timetable to achieve compliance with Rule 4350(c)(1).

Calavo intends to submit to the Staff a specific plan and timetable to achieve compliance with Rule 4350(c)(1). Subject to obtaining concurrence from the Staff, Calavo’s plan and timetable will be to expand the size of the Board to eleven directors after the annual meeting and to appoint an independent, eleventh director within thirty days after the annual meeting. Because Calavo did not receive the Staff’s letter until February 11, 2005, the Board determined that sufficient time did not exist to identify and name a new independent director nominee in this proxy statement.

Board and Committee Composition

As of the date of this proxy statement, our Board has 10 directors. The Board has recommended the election of the 10 director nominees who are identified in this proxy statement.

The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating and Governance, and (4) Compensation. The membership during the last fiscal year through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2004, the Board held 12 meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are encouraged by the Board to attend annual meetings of Calavo shareholders and all of our directors attended the 2004 annual meeting of shareholders. The Board has determined that each current member of the Audit Committee, Nominating and Governance Committee and Compensation Committee is independent within the meaning of Nasdaq Rule 4200(a)(15), and that each current member of the Audit Committee is independent within the meaning of applicable regulations of the Securities and Exchange Committee regarding the independence of audit committee members.

Nominating and
	Executive		Audit		Governance		Compensation
Director	Committee		Committee		Committee		Committee
Lecil E. Cole	*	*
Michael D. Hause	*		*	*	*		*
Donald M. Sanders					(*	)	(*	)
Fred J. Ferrazzano			*		*		*	*
Alva V. Snider	*		*		*		*
George H. Barnes			*		*		*
Scott Van Der Kar	*				(*	)	(*	)
J. Link Leavens	*				(*	)	(*	)
Dorcas H. McFarlane					(*	)	(*	)
John M. Hunt			*		*	*	*
Number of meetings in fiscal year 2004	0		7		1		1

*	Member.

(*)	Membership on the committee terminated on February 16, 2005

**	Chair.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law and by policy.

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm, and risk assessment and risk management. Additionally, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement, annually reviews the Audit Committee charter, appoints, evaluates and determines the compensation of our independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements, and reviews our internal controls and procedures. The Audit Committee works closely with management, as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Calavo for, outside legal, accounting or other advisors, as the Audit Committee deems necessary, to carry out its duties.

The Board of Directors has determined that Michael D. Hause is an “audit committee financial expert,” as defined under applicable SEC and Nasdaq rules.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 23. The charter of the Audit Committee is on our website at http://www.calavo.com.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board in identifying qualified individuals to become directors of Calavo, selects the director nominees for each annual meeting of shareholders, (or recommends director nominees for the Board’s selection), oversees a periodic evaluation of the Board and management, and develops and recommends to the Board a set of corporate governance principles.

The charter of the Nominating and Governance Committee is on our website at http://www.calavo.com.

Compensation Committee. The Compensation Committee is charged with reviewing our general compensation strategy and program; establishing salaries and awarding bonuses for executive officers (or recommending such salaries and bonuses to the Board for approval); reviewing benefit programs, including pensions; and reviewing, approving, recommending and administering incentive compensation for executive officers and other employees.

DIRECTOR COMPENSATION

Each director receives a fee of $1,000 per Board meeting attended and $500 per Committee meeting attended plus a mileage reimbursement of $0.365 per mile.

In December 2003, we issued options to acquire a total of 50,000 shares of our common stock to two new members of our Board of Directors, Donald M. Sanders and Michael D. Hause. Each option to acquire 25,000 shares vests in substantially equal installments over a 3-year period, has an exercise price of $7.00 per share and has a term of 5 years from the grant date. The market price of our common stock at the grant date was $10.01. The options were granted as an incentive for these two new directors to agree to serve as Board members.

Consideration of Director Nominees

Shareholder nominees

The Nominating and Governance Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, CA 93060

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?” on page 3.

Director Qualifications

The Nominating and Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

ITEM 1 — ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2005 annual meeting of shareholders. The Board of Directors proposes that the following 10 nominees, all of whom are currently serving as directors, be elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The director nominees standing for election are:

Lecil E. Cole.	Director since 1982

Mr. Cole, age 64, has served as our Chairman of the Board of Directors, Chief Executive Officer and President since February 1999. He served as an executive of Safeway Stores from 1964 to 1976 and as the Chairman of Central Coast Federal Land Bank from 1986 to 1996. Mr. Cole has served as the Chairman and President of Hawaiian Sweet Inc. and Tropical Hawaiian Products, Inc. since 1996. Mr. Cole farms a total of 4,430 acres in California and Hawaii on which avocados, papayas and cattle are produced and raised.

George H. Barnes	Director since 2004

Mr. Barnes, age 72, has owned and operated avocado groves since 1988 and has served as a member of the California Avocado Commission for eight years. Mr. Barnes is currently serving a two-year term as a member of the Hass Avocado Board. Mr. Barnes was a director of Calavo from 2000 through 2002.

Michael D. Hause	Director since 2003

Mr. Hause, age 51, has served as President and Chief Executive Officer of Santa Clara Valley Bank N.A since October 2001. Prior to October 2001, Mr. Hause served as Senior Vice President of Farm Credit – West (previously Central Coast Farm Credit) in the capacity of Director of Internal Audit for a period of 8 years. Mr. Hause is a former Certified Internal Auditor and a former member of the Institute of Internal Auditors.

Donald M. Sanders	Director since 2002

Mr. Sanders, age 57, has served as President and Owner of S&S Grove Management Services, Inc. since 1991. In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocado orchards.

Fred J. Ferrazzano	Director since 1985

Mr. Ferrazzano, age 71, has served as the President and Chief Executive Officer of Ferrazzano Farms, Inc. since 1973 and has owned and operated avocado groves since 1973. He is the President and Chief Executive Officer of Westbridge Estates, Inc., a residential homes developer, and has served in such capacity since 1989. He has served in excess of five years as Chairman, President, and Chief Executive Officer of the Conservative Order of Good Guys, a political action committee. Mr. Ferrazzano is a retired Commander in the United States Navy.

Alva V. Snider	Director since 1987

Mr. Snider, age 88, has owned and managed a seven-acre avocado and specialty crop grove since 1968 and is a former director of the California Avocado Commission. He is a retired manager of Shell Chemical Corp.

Scott Van Der Kar	Director since 1994

Mr. Van Der Kar, age 50, has served as a manager of his family’s farm, Pinehill Ranch, since 1978. The Van Der Kar family farms approximately 100 acres of avocados and has been delivering avocados to Calavo since 1959. He is a current member of the board of the California Chermoya Association, a former member of the board of the Santa Barbara County Workforce Investment Board, and is a former director of the Santa Barbara County Farm Bureau.

J. Link Leavens	Director since 1987

Mr. Leavens, age 53, is general manager of Leavens Ranches, a family partnership that farms 1,000 acres of lemons and avocados. He has served as the President of the Ventura County Resource Conservation District since 2001 and as a member of the Ventura County Agricultural Land Trust since 1992. Mr. Leavens is a former President of the Ventura County Farm Bureau.

Dorcas H. McFarlane	Director since 1986

Ms. McFarlane, age 73, owns and operates the J.K. Thille Ranches, a 280-acre farm on which avocados, lemons and vegetables have been grown since 1972. She is a former member of the board of the Saticoy Lemon Association, and a current member of the boards of the Agricultural Issues Center and the Agricultural Council of California.

John M. Hunt	Director since 1993

Mr. Hunt, age 48, has served as the General Manager of Embarcadero Ranch since 1982 where he manages a 400-acre avocado and citrus ranch.

ITEM 2 – APPROVAL OF 2005 STOCK INCENTIVE PLAN OF CALAVO GROWERS, INC.

In February 2005, the Board of Directors adopted the 2005 Stock Incentive Plan of Calavo Growers, Inc. (the “2005 Plan”). Implementation of the 2005 Plan is subject to shareholder approval. A copy of the 2005 Plan is attached as Appendix A to this Proxy Statement.

A summary of the 2005 Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2005 Plan.

Summary of the 2005 Plan

The purpose of the 2005 Plan is to (i) encourage employees, officers, directors, consultants, and advisors to improve operations and increase the profitability of Calavo, (ii) encourage selected employees, officers, directors, consultants and advisors to accept or continue employment or association with Calavo or its affiliates and (iii) increase the interest of selected employees, officers, directors, consultants, and advisors in Calavo’s welfare through participation in the growth in value of our common stock.

The 2005 Plan authorizes the granting of the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo Growers, Inc. or any of its affiliates:

•	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	“Non-qualified stock options” that are not intended to be incentive stock options; and

•	Shares of common stock that are subject to specified restrictions

Subject to the adjustment provisions of the 2005 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 2,500,000 shares of common stock may be issued under the 2005 Plan and no person shall be granted awards under the 2005 Plan during any 12-month period that cover more then 500,000 shares of common stock. As of February 1, 2005, the last reported sales price of our common stock as reported on the Nasdaq National Market was $10.49 per share.

The 2005 Plan will be administered by our Compensation Committee, although the Board of Directors has the authority under the 2005 Plan to elect to administer all or selected portions of the 2005 Plan. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2005 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2005 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2005 Plan or of any award under the 2005 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options. The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option. The 2005 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2005 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The purchase price of common stock acquired under the 2005 Plan is payable by cash or check. In addition, the Compensation Committee has discretion to accept the following types of payment for the stock:

•	A full recourse promissory note, provided that this method of payment is not available to a participant who is a director or executive officer;

•	Shares of our common stock already owned by the option or restricted stock holder (held for a specified period, if any, to avoid a charge to expense pursuant to Generally Accepted Accounting Principles) as long as the surrendered shares have a fair market value that is equal to the acquired stock; and

•	A broker-assisted “cashless” option exercise in accordance with applicable regulations of the Securities and Exchange Commission and the Federal Reserve Board.

Except as otherwise determined by the Compensation Committee, in the event of a “corporate transaction,” all previously unexercised options will terminate immediately prior to the consummation of a corporate transaction and all restricted stock will be forfeited immediately prior to the consummation of the corporate transaction. The Compensation Committee, in its discretion, may permit exercise of any options prior to their termination, even if the options would not otherwise have been exercisable, or provide that outstanding options will be assumed or an equivalent option substituted by a successor corporation. The Compensation Committee may also provide that outstanding options will be cancelled in exchange for an amount of cash equal to the excess of the fair market value of the common stock underlying the options over the exercise price of the options. The Compensation Committee, in its discretion, may remove any restrictions as to any restricted stock or provide that all outstanding restricted stock will participate in the corporate transaction with an equivalent stock substituted by the successor corporation subject to the restrictions. In general, a “corporate transaction” means:

•	Our liquidation or dissolution;

•	Our merger or consolidation with or into another corporation as a result of which we are not the surviving corporation;

•	A sale of all or substantially all of our assets; or

•	A purchase or other acquisition of beneficial ownership of more than 50% of our outstanding capital stock by one person or more than one person acting in concert.

The Board of Directors may, at any time, amend, discontinue or terminate the 2005 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2005 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or Nasdaq market on which our stock is traded. Unless terminated earlier by the Board of Directors, the 2005 Plan will terminate automatically in February 2014, which is ten years after the adoption of the plan by the Board of Directors.

Certain Federal Income Tax Consequences

Non-Qualified Stock Options

There will be no federal income tax consequences to either Calavo or the participant upon the grant of a non-qualified stock option. However, the participant will realize ordinary income on the exercise of the non-qualified stock option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and Calavo will receive a corresponding income tax deduction. The gain or loss realized upon the subsequent disposition by the participant of the common stock will constitute short-term or long-term capital gain or loss, depending on the participant’s holding period and subsequent sales price.

Incentive Stock Options

There will be no federal income tax consequences to either Calavo or the participant upon the grant of an incentive stock option. Upon exercise of the option, the excess of the fair market value of the stock over the exercise price (the “spread”) will be added to the alternative minimum tax base of the participant unless a disqualifying disposition is made in the year of exercise. A disqualifying disposition is the sale of the stock prior to the expiration of two years from the date of grant or one year from the date of exercise. If the shares of common stock are disposed of in a disqualifying disposition, the participant will generally realize taxable ordinary income in an amount equal to the lesser of: (1) the difference between the fair market value and the exercise price at the time of exercise or (2) the sales price of the shares less the exercise price. In the event of a disqualifying disposition, Calavo will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant. If the participant sells the shares of common stock after the specified periods, the gain or loss on the sale of the shares will be long-term capital gain or loss and Calavo will not be entitled to a federal income tax deduction.

Restricted Stock

Unless a participant makes an election under Section 83(b) of the Internal Revenue Code to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and Calavo will not be allowed a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock on that date less, if applicable, any amount the participant paid for the stock, and Calavo will be entitled to a corresponding income tax deduction at that time.

Section 162(m) of the Internal Revenue Code

Pursuant to Section 162(m) of the Internal Revenue Code, Calavo may not deduct compensation in excess of $1,000,000 paid to each of its chief executive officer and the four next most highly compensated executive officers unless certain exceptions are satisfied. Calavo intends to satisfy the exceptions from the limitation of Section 162(m) as to options and restricted stock under the 2005 Plan.

New Plan Benefits

No awards have been made under the 2005 Plan, and the Compensation Committee has not yet selected the employees, officers, directors, consultants and advisers who will receive options or restricted stock or determined the terms and conditions of such awards.

The Board of Directors recommends that shareholders vote “FOR” the approval of the 2005 Stock Incentive Plan.

ITEM 3- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1986. Services provided to us by Deloitte & Touche LLP in fiscal 2004 included the audit of our consolidated financial statements, limited reviews of interim financial statements included in our quarterly reports, statutory audits of foreign subsidiaries, audits of benefit plans, services related to filings with the Securities and Exchange Commission and consultations on various tax and accounting matters. See “Principal Auditor Fees and Services” on page 24.

Representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2005.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on a review of filings with the Securities and Exchange Commission, we are unaware of any holders of more than 5% of the outstanding shares of our common stock as of February 1, 2005, except for Mr. Lecil E. Cole, our Chairman of the Board of Directors, President, and Chief Executive Officer. Mr. Cole beneficially owns 1,570,944 shares of our common stock, or, approximately 11.5% of the shares of our outstanding common stock.

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, director nominees, executive officers identified in the Summary Compensation Table, any persons who own more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated, all information is as of February 1, 2005.

	Shares of Common	Percent of Common
	Stock Beneficially	Stock Beneficially
	Owned as of	Owned as of
Name of Beneficial Owner (1)	February 1, 2005	February 1, 2005
Lecil E. Cole	1,570,944	11.5%
Fred J. Ferrazzano(2)	203,651	1.5
Alva V. Snider(3)	113,328	*
Scott Van Der Kar(4)	161,306	1.2
J. Link Leavens(5)	464,241	3.4
Dorcas H. McFarlane	136,055	1.0
John M. Hunt(6)	105,000	*
Michael D. Hause(6)	8,333	*
George H. Barnes(7)	31,000	*
Donald M. Sanders(8)	37,154	*
Albert E. Thorne	3,000	*
Robert J. Wedin	12,500	*
Arthur J. Bruno	153,847	1.1
Alan C. Ahmer	5,422	*
All directors and executive officers as a group (14 persons)	3,005,781	22.1

*	Less than 1.0%.

(1)	Each person’s address is the address of the Company, which is 2530 Red Hill Avenue, Santa Ana, CA 92705.

(2)	Includes 100,551 shares held by Mr. Ferrazzano as trustee in a family trust, 56,374 shares held by Mr. Ferrazzano as trustee in an individual retirement account and 46,726 shares in an individual retirement account with respect to Mr. Ferrazzano’s wife as the trustee.

(3)	Includes 113,328 shares held by Mr. Snider as trustee in a family trust.

(4)	Includes 161,306 shares held by Mr. Van Der Kar as trustee in multiple family trusts.

(5)	Includes 306,409 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.

(6)	Represents shares that may be acquired upon the exercise of outstanding stock options within 60 days after February 1, 2005.

(7)	Includes 16,000 shares held in a family trust with respect to which Mr. Barnes is co-trustee with his wife.

(8)	Includes 8,333 shares that may be acquired upon the exercise of outstanding stock options within 60 days after February 1, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2004, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exception: one late Form 4 report was filed by Fred J. Ferrazzano on February 11, 2005 to report the disposition of 2,800 shares. In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We sell papayas procured from an entity owned by the Chairman of our Board of Directors and CEO. Sales of papayas amounted to approximately $6,846,000, $2,920,000, and $2,658,000 for the years ended October 31, 2004, 2003, and 2002, resulting in gross margins of approximately $864,000, $281,000 and $272,000. Net amounts due to this entity approximated $113,000, $278,000, and $119,000 at October 31, 2004, 2003, and 2002.

Eight of our ten directors are controlling shareholders. partners, and/or executive officers of entities that market avocados through us pursuant to marketing agreements that are identical to the marketing agreements that we have entered into with other growers. During the fiscal year ended October 31, 2004, we paid the following amounts to each of the following directors, including to any entity owned or controlled by the director, with respect to avocados marketed through us:

Amounts paid to
director or controlled
entity pursuant to
Director	marketing agreements
Lecil E. Cole	$1,243,904
Donald M. Sanders	458,306
Alva V. Snider	5,395
Scott Van Der Kar	760,541
J. Link Leavens	3,539,052
Dorcas H. McFarlane	147,791
George H. Barnes	28,915
Fred J. Ferrazzano	—

Accounts payable to these Board members were $0.3 million as of October 31, 2004.

In January 2002, nine members of our Board of Directors executed full recourse promissory notes in connection with the exercise of stock options granted to them pursuant to our 2001 Stock Option Plan for Directors. As of January 31, 2005, the directors were indebted to us as follows:

Promissory notes executed by
directors in connection
Director	with stock option exercises
Lecil E. Cole	$1,224,325
Fred J. Ferrazzano	112,056
George H. Barnes	134,274
Alva V. Snider	520,872
J. Link Leavens	622,809

In March 2002, six of our executive officers executed full recourse promissory notes in connection with the purchase of shares of common stock pursuant to our 2001 Employee Stock Purchase Plan. As of January 31, 2005, two of our executive officers were indebted to us as follows:

Promissory notes
executed by officers in
connection
Director	with stock purchases
Lecil E. Cole	$383,810
Rob Wedin	46,317

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The following Report of the Compensation Committee and the Report of the Audit Committee and stock performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report, the Report of the Audit Committee or the performance graph by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal year 2004.

What is our philosophy of executive officer compensation?

Our compensation program for executives consists of three key elements:

•	a base salary,

•	a performance-based annual bonus, and

•	a stock purchase plan whereby officers and employees can purchase our common stock.

Under this approach, compensation for these officers involves a high proportion of pay that is “at risk” — namely, the annual bonus. The variable annual bonus is also based, in significant part, on our performance. The stock purchase plan provides officers and employees the opportunity to purchase our stock at fair value. We believe that this three-part approach best serves our interests and those of our shareholders. Furthermore, we believe that this approach enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that executive officers are compensated in a way that advances both the short and long-term interests of our shareholders.

Base Salary. Base salaries for our executive officers, other than the Chief Executive Officer, including any annual or other adjustments are determined by the Compensation Committee after receiving recommendations by the Chief Executive Officer and after taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the officer and the length of the officer’s service. Mr. Cole’s salary is independently reviewed and determined by the Committee in executive session.

Annual Bonus. Awards of annual bonuses to executive officers and employees are determined based on specific annual overall “performance targets” applicable to each executive officer and employee for performance periods of one or more years. Currently, the performance targets may be based on one or more of the following business criteria:

•	net income

•	net contribution by business segment

•	specific performance objectives

•	any combination of the above.

We establish annual performance targets for our executives and employees early within the fiscal year to ensure that actual performance relative to the target remains substantially uncertain.

Furthermore, the Committee authorizes the actual amount of each bonus and whether payment or vesting of all or a portion of a bonus will be made. The Committee may also exercise “negative discretion,” and reduce bonuses otherwise payable under the objective formula as a result of other subjective factors.

For fiscal year 2004, the Committee approved an overall performance target based upon the achievement of a specified level of net income and/or additional financial targets based on net contribution by business segment. After the end of the fiscal year, the Committee determined that some of the 2004 targets had not been achieved and exercised its judgment in authorizing the payment of final bonuses to executive officers and other employees.

How is our Chief Executive Officer compensated?

As Chief Executive Officer, Mr. Cole’s compensation is reviewed and determined by the Committee in executive session. The Committee establishes Mr. Cole’s compensation by taking into account such factors as competitive industry salaries, an assessment of his contributions made during the preceding year, and his industry expertise. For fiscal year 2004, Mr. Cole’s compensation included a $214,000 bonus as some financial and other targets were exceeded.

How are we addressing Internal Revenue Code limits on the deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year.

None of our executive officers or employees has received compensation that exceeded the $1,000,000 limitation provided by Section 162(m).

Compensation Committee

Fred J. Ferrazzano, Chairman
George H. Barnes
Michael D. Hause
John M. Hunt
Alva V. Snider

Compensation Committee Interlocks and Insider Participation

The directors who served on our Compensation Committee during the year ended October 31, 2004 are listed on page 6 under “Board and Committee Composition.” With the exception of Mr. Cole, none of the members of the Board’s Compensation Committee during fiscal year 2004 is or has been an officer or employee of the Company. Mr. Cole’s compensation is reviewed and determined by the Compensation Committee without the presence of Mr. Cole.

Information about transactions between the Company and its directors is set forth under “Certain Relationships and Transactions.”

Summary Compensation Table

The following table sets forth information concerning total compensation for services rendered to us during the past three fiscal years that was earned by (1) our Chief Executive Officer and (2) all of our other executive officers who served in such capacities as of October 31, 2004 and whose salary and bonus for fiscal year 2004 exceeded $100,000. No stock options or stock appreciation rights were granted to, or exercised by, any of the following persons during fiscal year 2004 and, as of October 31, 2004, none of such persons held any stock options or stock appreciation rights.

Summary Compensation Table

	Annual Compensation(1)			All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)
Lecil E. Cole	2004	$298,958	$214,000	$17,632
Chairman, Chief Executive Officer,	2003	272,538	150,000	17,451
and President	2002	247,000	150,000	38,824
Al Ahmer	2004	157,906	20,000	10,958
Vice President, Processed Product	2003	141,771	25,000	9,975
Sales and Production	2002	136,317	5,000	9,460
Art Bruno	2004	168,260	76,000	20,926
Chief Operating Officer, Chief Financial	2003	13,353	7,500	854
Officer, and Corporate Secretary	2002	—	—	—
Robert J. Wedin	2004	158,694	40,000	20,250
Vice President, Fresh Sales &	2003	152,586	60,000	19,471
Marketing	2002	146,715	60,000	10,175
Albert E. Thorne III	2004	139,050	35,000	9,673
Vice President, Fresh	2003	104,274	60,000	6,016
Operations	2002	100,260	90,000	6,256

(1)	In accordance with SEC regulations, this table does not include perquisites and other personal benefits valued at the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer. Amounts reported under Annual Compensation include amounts deferred by the named executive officers under our 401(k) plan.

(2)	Amounts reported under All Other Compensation include 401(k) matching contributions, car allowances, and term life and long term disability insurance premiums paid for the benefit of the executive. For 2004, amounts include for Mr. Cole: $25,000 in director fees, $15,000 contributed to our 401(k) plan, $1,170 of term life insurance premiums paid, and $1,410 of long-term disability insurance premiums paid; for Mr. Ahmer: $9,474 contributed to our 401(k) plan, $742 of term life insurance premiums paid, and $742 of long-term disability insurance premiums paid; for Mr. Bruno: $10,535 contributed to our 401(k) plan, $798 of term life insurance premiums paid, and $797 of long-term disability insurance premiums paid; for Mr. Wedin: $9,961 contributed to our 401(k) plan, $746 of term life insurance premiums paid, and $746 of long-term disability insurance premiums paid; and for Mr. Thorne: $8,343 contributed to our 401(k) plan, $665 of term life insurance premiums paid, and $665 of long-term disability insurance premiums paid.

Equity Compensation Plan Information

The following table sets forth information regarding our compensation plans (including individual compensation arrangements) under which shares of our common stock were authorized for issuance as of October 31, 2004:

			(c)
		(b)	Number of Securities Remaining
	(a)	Weighted-average Exercise	Available for Future Issuance
	Number of Securities to be Issued	Price of Outstanding	Under Equity Compensation Plans
	Upon Exercise of Outstanding Options,	Options, Warrants and	(Excluding Securities Reflected in
Plan Category	Warrants and Rights	Rights	Column (a))
Equity compensation plans approved by shareholders (1)	—	$—	1,964,750
Equity compensation plans not approved by shareholders (2)	155,000	$5.65	1,770,610

Total	155,000	$5.65	3,735,360

(1)The only plan in this category is our 2001 Stock Purchase Plan for Officers and Employees.
(2) The only plan in this category is our 2001 Stock Option Plan for Directors.

2001 Stock Option Plan for Directors

     Our 2001 Stock Option Plan for Directors provides for the grant to our directors of stock options that are not intended to qualify as incentive options under Section 422 of the Internal Revenue Code. Up to 3,150,000 shares of our common stock may be issued under the plan. That amount is subject to the plan’s anti-dilution adjustment provisions in the event of a stock split, reverse stock split, stock dividend, recapitalization, or similar transaction. As of January 31, 2004, we had issued 1,185,250 shares under the plan upon the exercise of options, and options to purchase 155,000 shares of common stock, at a weighted-average exercise price of $5.65 per share, were outstanding.

     The plan is administered by our Board of Directors, although the board has discretion to appoint a committee to administer the plan. The plan administrator is responsible for selecting the directors who will receive options. Subject to the requirements imposed by the plan, the administrator is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option and the exercise price, expiration date, and vesting period of the option.

     Unless otherwise determined by the plan’s administrator, options granted under the plan are not transferable except by will or the laws of descent and distribution. Except as otherwise provided in a director’s option agreement, an option ceases to be exercisable one year after the termination of the director’s service with us.

     The purchase price of common stock acquired under the plan is payable by cash or check. In addition, the plan administrator has discretion to accept as payment for the stock (1) a secured or unsecured promissory note if permitted by applicable law, (2) shares of our common stock already owned by the director, (3) surrender of shares of our common stock then issuable upon exercise of the option, and (4) a “cashless” option exercise in accordance with applicable regulations of the Securities and Exchange Commission and the Federal Reserve Board.

     Except as otherwise determined by the plan administrator, in the event of a “corporate transaction,” all previously unexercised options will terminate immediately prior to the consummation of the corporate transaction. The plan administrator, in its discretion, may permit exercise of any options prior to their termination, even if the options would not otherwise have been exercisable, or provide that outstanding options will be assumed or an equivalent option substituted by a successor corporation. In general, a “corporate transaction” means (1) our liquidation or dissolution, (2) our merger or consolidation with or into another corporation as a result of which we are not the surviving corporation, (3) a sale of all or substantially all of our assets, or (4) a purchase or other acquisition of beneficial ownership of more than 50% of our outstanding capital stock by one person or more than one person acting in concert.

     The Board of Directors may at any time amend, suspend, or terminate the plan. With specified exceptions, no amendment, suspension, or termination of the plan may adversely affect outstanding options. No amendment, suspension, or termination of the plan requires shareholder approval unless such approval is required under applicable law or under the rules of the Nasdaq market system. Unless terminated earlier by the Board of Directors, the plan will terminate automatically in November 2011.

2001 Stock Purchase Plan for Officers and Employees

     Our 2001 Stock Purchase Plan for Officers and Employees provides for the grant to our officers and employees of awards that entitle them to purchase shares of our common stock. Up to 2,100,000 shares of our common stock may be issued under the plan. That amount is subject to the plan’s anti-dilution adjustment provisions in the event of a stock split, reverse stock split, stock dividend, recapitalization, or similar transaction. As of January 31, 2004, we had issued approximately 279,390 shares under the plan upon the exercise of awards at a price of $7.00 per share. There were no outstanding but unexercised awards as of that date.

     The plan is administered by our Board of Directors, although the board has discretion to appoint a committee to administer the plan. The plan administrator is responsible for selecting the officers and employees who will receive awards. Subject to the requirements imposed by the plan, the administrator is also responsible for determining the terms and conditions of each award, including the number of shares subject to the award and the purchase price of the shares that are subject to the award. The purchase price, however, may not be less than the fair market value of the common stock on the date of the award.

     Awards granted under the plan are not transferable except by will or the laws of descent and distribution. Except as otherwise determined by the plan administrator, an unexercised award will terminate upon the termination of an officer’s or employee’s employment. With respect to each award under the plan, the plan administrator will determine whether the purchase price is payable by (1) cash or check and/or (2) the officer’s or employee’s secured or unsecured promissory note, if permissible under the law.

     Except as otherwise determined by the plan administrator, in the event of a “corporate transaction,” all unexercised awards will terminate immediately prior to the consummation of the corporate transaction. The plan administrator, in its discretion, may provide that outstanding awards will be assumed or an equivalent award substituted by a successor corporation. In general, a “corporate transaction” means (1) our liquidation or dissolution, (2) our merger or consolidation with or into another corporation as a result of which we are not the surviving corporation, or (3) a sale of all or substantially all of our assets.

     The Board of Directors may at any time amend, suspend, or terminate the plan. With specified exceptions, no amendment, suspension, or termination of the plan may adversely affect outstanding awards. No amendment, suspension, or termination of the plan requires shareholder approval unless such approval is required under applicable law or under the rules of the Nasdaq market system. Unless terminated earlier by the Board of Directors, the plan will terminate automatically in December 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages our relationship with our independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding from Calavo, as determined by the Audit Committee, for such advice and assistance.

Calavo’s management has primary responsibility for preparing Calavo’s financial statements and Calavo’s financial reporting process. Calavo’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of Calavo’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Calavo’s management.

2.	The Audit Committee has discussed with Calavo’s independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit), SEC Regulation S-X, Rule 2-07 and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Calavo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors

Audit Committee

Michael D. Hause, Chairman
George H. Barnes
Fred J. Ferrazzano
John M. Hunt
Alva V. Snider

PRINCIPAL AUDITOR FEES AND SERVICES

          The Audit Committee has appointed Deloitte & Touche LLP as Calavo’s independent registered public accounting firm for the fiscal year ending October 31, 2004. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo for Deloitte & Touche LLP

The following table shows the fees billed to us (in thousands) by Deloitte & Touche LLP for the audit and other services rendered by Deloitte & Touche LLP during fiscal years 2004 and 2003.

	2004	2003

Audit Fees (1)	$365	$307
Audit-Related Fees (2)	24	36
Tax Fees (3)	189	155

Total	$578	$498

All audit related services, tax services and other services rendered by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy that provides for the pre-approval of all services performed for us by Deloitte and Touche LLP. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Pursuant to this policy, the Board delegated such authority to the Chairman of the Audit Committee. All pre-approval decisions must be reported to the Audit Committee at its next meeting. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations and employee benefit plan audits.

(3)	For fiscal years 2004 and 2003, tax fees principally included tax compliance fees of approximately $150,000 and $131,000 and tax advice and tax planning fees of approximately $39,000 and $24,000.

Comparison of Cumulative Total Returns

The following graph compares the performance of our common stock with the performance of the Nasdaq Market Index and the Coredata Group Index for approximately the 31.5-month period beginning on March 22, 2002 and ending October 31, 2004. In making this comparison, we have assumed an investment of $100 in Calavo Growers, Inc. common stock, the Nasdaq Market Index, and the Coredata Group Index as of March 22, 2002, the first day that our common shares began trading on the OTC Bulletin Board. Since July 23, 2002, our shares have traded on the Nasdaq National Market. We have also assumed the reinvestment of all dividends. The Coredata Group Index is a composition of major diversified food companies.

COMPARE CUMULATIVE TOTAL RETURN
AMONG CALAVO GROWERS, INC.,
NASDAQ MARKET INDEX AND COREDATA GROUP INDEX

ASSUMES $100 INVESTED ON MAR. 22, 2002
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING OCT. 31, 2004

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2004, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN OR ORAL REQUEST TO CALAVO GROWERS, INC., 1141A CUMMINGS ROAD, SANTA PAULA, CALIFORNIA 93060, TELEPHONE (805) 525-1245, ATTENTION ARTHUR J. BRUNO. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

APPENDIX A

2005 STOCK INCENTIVE PLAN
OF
CALAVO GROWERS, INC.

1.	PURPOSES OF THE PLAN.

          The purposes of the 2005 Stock Incentive Plan (the “Plan”) of Calavo Growers, Inc., a California corporation (the “Company”), are to:

          1.1 Encourage selected employees, officers, directors, consultants and advisers to improve operations and increase the profitability of the Company;

          1.2 Encourage selected employees, officers, directors, consultants and advisers to accept or continue employment or association with the Company or its Affiliates (as defined below); and

          1.3 Increase the interest of selected employees, officers, directors, consultants and advisers in the Company’s welfare through participation in the growth in value of the common stock of the Company, par value $0.001 per share (the “Common Stock”).

2.	TYPES OF AWARDS; ELIGIBLE AWARD RECIPIENTS.

          2.1 Types of Awards.The Administrator (as defined below) may, from time to time, take the following actions, separately or in combination, under the Plan:

                    (a) Grant incentive stock options (“Incentive Options”) that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder;

                    (b) Grant non-qualified stock options that are not Incentive Options (“Non-Qualified Options”); and

                    (c) Grant or sell shares of Common Stock that are subject to specified restrictions such as, without limitation, continued employment with the Company or the attainment of specified performance goals (“Restricted Stock”). Incentive Options and Non-Qualified Options are jointly referred to in the Plan as “Options,” and the persons who receive grants of Options are referred to in the Plan as “Option Holders.”

          2.2 Eligible Award Recipients. Awards of Options and Restricted Stock may be made to employees of the Company or any of its Affiliates, including employees who are officers or directors, to non-employee directors of the Company or any of its Affiliates and to the other individuals described in Section 1 of the Plan whom the Administrator believes have made or will make a contribution to the Company or any Affiliate; provided, however, that only a person who is an employee of the Company or any Affiliate at the date of the grant of an Option is eligible to receive Incentive Options under the Plan. The term “Affiliate” as used in the Plan means a parent or subsidiary corporation of the Company as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term “employee” includes an officer or a director who is also an employee of the Company or one of its Affiliates. The term “consultant” includes persons employed by, or otherwise affiliated with, a consultant to the Company or one of its Affiliates. The term “adviser” includes persons employed by, or otherwise affiliated with, an adviser to the Company or one of its Affiliates.

3.	STOCK SUBJECT TO THE PLAN; MAXIMUM NUMBER OF GRANTS.

          Subject to the adjustment provisions of Sections 6.1.1 and 8.2 of the Plan, the total number of shares of Common Stock that may be issued under the Plan shall not exceed Two Million Five Hundred Thousand (2,500,000) shares of Common Stock. The shares covered by the portion of any award under the Plan that expires, terminates or is cancelled unexercised shall become available again for grants under the Plan. If shares of Restricted Stock awarded under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan. Where the exercise price of an Option is paid by means of the Option Holder’s surrender of shares of Common Stock or the Company’s withholding of shares otherwise issuable upon exercise of the Option as permitted in the Plan, only the net number of shares issued and which remain outstanding in connection with such exercise shall be deemed issued and no longer available for issuance under the Plan. Subject to the adjustment provisions of Sections 6.1.1 and 8.2 of the Plan, no eligible person shall be granted Options or Restricted Stock during any twelve-month period covering more than Five Hundred Thousand (500,000) shares of Common Stock.

4.	ADMINISTRATION.

          4.1 Plan Administrator. The Plan shall be administered by the Board of Directors of the Company (the “Board”) and/or by one or more committees (jointly referred to in the Plan as the “Committee”) to which administration of the Plan, or of specified portions of the Plan, is delegated by the Board (the Board or the Committee, as applicable, being referred to in the Plan as the “Administrator”). The Board shall appoint and remove members of the Committee in its discretion. In the Board’s discretion, the Committee may be comprised solely of (i) “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (ii) “outside directors” within the meaning of Section 162(m) of the Code, and/or (iii) “independent directors” within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market. The Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper, and the Board, in its discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

          4.2 Administrator’s Powers. Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options and grant or sell Restricted Stock; (ii) to determine the fair market value of the Common Stock subject to Options or Restricted Stock awards; (iii) to determine the exercise price of Options or the offering price of Restricted Stock; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted or Restricted Stock shall be granted or sold, and the number of shares subject to each Option or the number of shares of Restricted Stock granted or sold; (v) to construe and interpret the terms and conditions of the Plan and of all Option Agreements and Restricted Stock Agreements (as defined below); (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and conditions of each Option granted and award of Restricted Stock (which need not be identical), including, but not limited to, the time or times at which Options shall be exercisable or the time at which the restrictions on Restricted Stock shall lapse; (viii) with the consent of the Option Holder or holder of Restricted Stock, to rescind any award or exercise of an Option and to amend the terms of any Option or Restricted Stock; (ix) to reduce the exercise price of any Option or the purchase price of Restricted Stock; (x) to accelerate or defer (with the consent of the Option Holder or holder of Restricted Stock) the exercise date of any Option or the date on which the restrictions on Restricted Stock lapse; (xi) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option or award of Restricted Stock; (xii) to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan; and (xiii) to make all other determinations deemed necessary or advisable for the administration of the Plan or of any Option, Option Agreement, award of Restricted Stock or Restricted Stock Agreement.

          4.3 Plan Interpretation. All questions of interpretation, implementation and application of the Plan or of any Option, Option Agreement, award of Restricted Stock or Restricted Stock Agreement shall be determined by the Administrator, which determination shall be final and binding on all persons.

5.	GRANTING OF OPTIONS; OPTION AGREEMENTS.

          5.1 No Options shall be granted under the Plan more than ten years after the date of adoption of the Plan by the Board.

          5.2 Each Option shall be evidenced by a written Option agreement, in form satisfactory to the Administrator, executed by the Company and the person to whom the Option is granted (an “Option Agreement”). In the event of a conflict between the terms or conditions of an Option Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern.

          5.3 The Option Agreement shall specify whether each Option it evidences is a Non-Qualified Option or an Incentive Option; provided, however, that all Options granted under the Plan to non-employee directors, consultants and advisers of the Company or its Affiliates are intended to be Non-Qualified Options.

          5.4 Subject to Section 6.3.3 with respect to Incentive Options, the Administrator may approve the grant of Options under the Plan to persons who are expected to become employees, directors, consultants or advisers of the Company or its Affiliates but who are not employees, directors, consultants or advisers at the date of approval, and the date of approval shall be deemed to be the date of grant unless otherwise specified by the Administrator.

6.	TERMS AND CONDITIONS OF OPTIONS.

          Each Option granted under the Plan shall be subject to the terms and conditions set forth in Section 6.1. Non-Qualified Options shall also be subject to the terms and conditions set forth in Section 6.2 but not those set forth in Section 6.3. Incentive Options shall also be subject to the terms and conditions set forth in Section 6.3 but not those set forth in Section 6.2.

          6.1 Terms and Conditions to Which All Options Are Subject. All Options granted under the Plan shall be subject to the following terms and conditions:

                    6.1.1 Changes in Capital Structure. Subject to Section 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Administrator, in its discretion, in (i) the number and class of shares of stock subject to the Plan and each Option outstanding under the Plan, and (ii) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Any adjustment, however, in an outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share covered by the unexercised portion of the Option. Adjustments under this Section 6.1.1 shall be made by the Administrator, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. If an adjustment under this Section 6.1.1 would result in a fractional share interest under an Option or any installment, the Administrator’s decision as to inclusion or exclusion of that fractional share interest shall be final, but no fractional shares of stock shall be issued under the Plan on account of any such adjustment.

                    6.1.2 Corporate Transactions.

                         (a) In the event of a Corporate Transaction (as defined below), the Administrator shall notify each Option Holder at least ten days prior to the date of the Corporate Transaction or as soon as may be practicable. To the extent not previously exercised, all Options shall terminate immediately prior to the consummation of the Corporate Transaction unless the Administrator determines otherwise in its discretion. The Administrator, in the exercise of its discretion after considering any applicable tax, accounting, legal and financial consequences, may (i) permit exercise of any Options prior to their termination even if such Options would not otherwise have been exercisable, (ii) provide that all or certain of the outstanding Options shall be assumed or an equivalent option substituted by an applicable successor corporation or other entity or any Affiliate of the successor corporation or entity, or (iii) provide that any outstanding Options shall be cancelled in exchange for an amount of cash equal to the excess of the fair market value of the Common Stock underlying the Options as of the Option exchange date (as determined pursuant to Section 6.1.9) over the aggregate exercise price of the Options.

                         (b) A “Corporate Transaction” means (i) a liquidation or dissolution of the Company; (ii) a merger or consolidation of the Company with or into another corporation or entity as a result of which the Company is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary of the Company); (iii) a sale of all or substantially all of the assets of the Company; or (iv) a purchase or other acquisition of beneficial ownership of more than fifty percent of the outstanding capital stock of the Company in a single transaction or a series of related transactions by one person or more than one person acting in concert (excluding, however, a purchase of stock by the Company or by a Company-sponsored employee benefit plan).

                    6.1.3 Time of Option Exercise. Subject to Sections 6.1.10 and 6.3.4, an Option granted under the Plan shall be exercisable (i) immediately as of the effective date of the Option Agreement granting the Option if so provided in the Option Agreement or (ii) in accordance with a vesting schedule, performance requirement and/or requirement of continued employment with the Company or an Affiliate that is set by the Administrator and specified in the Option Agreement relating to the Option. In any case, no Option shall be exercisable until the Company and the Option Holder have executed an Option Agreement that is in form satisfactory to the Administrator.

                    6.1.4 Option Grant Date. The date of an Option grant under the Plan shall be the effective date of the Option Agreement granting the Option, provided that the Option Agreement shall not specify an effective date that is earlier than the date on which the Administrator approved the grant of the Option to the Option Holder.

                    6.1.5 Non-Transferability of Option Rights. Except with the express written approval of the Administrator, which approval the Administrator is authorized to give only with respect to Non-Qualified Options, or unless otherwise provided in an Option Agreement with respect to Non-Qualified Options, (i) no Option granted under the Plan shall be assignable or otherwise transferable by the Option Holder except by will or by the laws of descent and distribution, and (ii) during the life of the Option Holder, an Option shall be exercisable only by the Option Holder.

                    6.1.6 Payment. Except as provided below, payment in full, in cash or by check, shall be made for all Common Stock purchased at the time written notice of exercise of an Option is given to the Company, and the proceeds of any payment shall constitute general funds of the Company. After considering any applicable tax, accounting, legal and financial consequences, the Administrator may, in the exercise of its discretion, (i) authorize any one or more of the following additional methods of payment in the Option Agreement or (ii) in the case of a Non-Qualified Option, may also authorize any one or more of the following additional methods of payment at the time of the exercise of the Non-Qualified Option:

                         (a) By acceptance of the Option Holder’s full recourse promissory note for all or part of the Option price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest or original issue discount would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of Common Stock acquired upon exercise of the Option); provided, however, that this method of payment shall not be allowed with respect to an Option Holder who is a director or an executive officer of the Company;

                         (b) By delivery by the Option Holder of shares of Common Stock already owned by the Option Holder (held for a specified period, if any, to avoid a charge to expense pursuant to Generally Accepted Accounting Principles) for all or part of the Option price, provided the fair market value (determined as set forth in Section 6.1.9) of such shares of Common Stock is at least equal on the date of exercise to the Option price or such portion thereof as the Option Holder is authorized to pay by delivery of such stock; and

                         (c) By means of so-called cashless exercises conducted through brokers in accordance with applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board.

                    6.1.7 Withholding Taxes. In the case of an employee exercising a Non-Qualified Option, at the time of exercise and as a condition thereto, or at such other time as the amount of such obligation becomes determinable, the Option Holder shall remit to the Company in cash all applicable federal and state withholding taxes. Such obligation to remit may be satisfied, if authorized by the Administrator in its discretion, after considering any applicable tax, accounting, legal and financial consequences, by the Option Holder’s (i) delivery of a full recourse promissory note in the required amount on such terms as the Administrator deems appropriate (provided that this alternative shall not be allowed with respect to an Option Holder who is a director or an executive officer of the Company), (ii) tendering to the Company shares of Common Stock already owned by the Option Holder with a fair market value at least equal to the required amount, or (iii) agreeing to have shares of Common Stock (with a fair market value at least equal to the required amount) which are acquired upon exercise of the Option withheld by the Company.

                    6.1.8 Other Terms. Each Option granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Administrator, and each Incentive Option granted under the Plan shall include such terms and conditions as are necessary to qualify the Option as an “incentive stock option” within the meaning of Section 422 of the Code.

                    6.1.9 Determination of Value. For purposes of the Plan, the fair market value of Common Stock or other securities of the Company shall be determined as follows:

                         (a) If the securities are traded on a national securities exchange, the Nasdaq National Market, the Nasdaq Small Cap Market or the over-the-counter market and if selling prices are reported, the fair market value shall be the closing price of such securities on the last business day preceding the date on which the fair market value of the securities is to be determined but, if selling prices are not reported, the fair market value shall be the average of the high bid and low asked prices for such securities on the last business day preceding the date on which the fair market value of the securities is to be determined (or if there are no reported prices for the business day specified in this paragraph, then for the last preceding business day on which there were reported prices); and

                         (b) In the absence of an established market for the securities, the fair market value thereof shall be determined in good faith by the Administrator with reference to the Company’s net worth, prospective earning power, dividend-paying capacity and other relevant factors, including the goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management and the values of the stock of other corporations in the same or a similar line of business.

                    6.1.10 Option Term. Subject to Section 6.3.4, no Option shall be exercisable more than ten years after the date of grant or such lesser period of time as is set forth in the Option Agreement (the end of such maximum exercise period being referred to in the Plan as the “Expiration Date”).

          6.2 Terms and Conditions to Which Only Non-Qualified Options Are Subject. Options granted under the Plan that are designated as Non-Qualified Options shall also be subject to the following terms and conditions:

                    6.2.1 Exercise Price. The exercise price of a Non-Qualified Option shall not be less than the fair market value (determined in accordance with Section 6.1.9) of the Common Stock covered by the Option at the time the Option is granted.

                    6.2.2 Termination of Employment. Except as otherwise provided in the Option Agreement, if for any reason an Option Holder ceases to be employed by the Company and its Affiliates, Options that are Non-Qualified Options held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within ninety days after the date of such termination (but in no event after the Expiration Date). For purposes of this Section 6.2.2, “employment” includes service as a director, consultant or adviser. For purposes of this Section 6.2.2, an Option Holder’s employment shall not be deemed to terminate by reason of the Option Holder’s transfer from the Company to an Affiliate of the Company, or vice versa, or sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed ninety days or, if longer, if the Option Holder’s right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

          6.3 Terms and Conditions to Which Only Incentive Options Are Subject. Options granted under the Plan that are designated as Incentive Options shall also be subject to the following terms and conditions:

                    6.3.1 Exercise Price. The exercise price of an Incentive Option shall not be less than the fair market value (determined in accordance with Section 6.1.9) of the Common Stock covered by the Option at the time the Option is granted. The exercise price of an Incentive Option that is granted to any person who owns, directly or by attribution under Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate of the Company (a “Ten Percent Shareholder”), shall in no event be less than one hundred ten percent (110%) of the fair market value (determined in accordance with Section 6.1.9) of the Common Stock covered by the Option at the time the Option is granted.

                    6.3.2 Disqualifying Dispositions. If Common Stock acquired by exercise of an Incentive Option granted pursuant to the Plan is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code, including a disposition within two years from the date of grant of the Option or within one year after the issuance of such Common Stock on exercise of the Option, the holder of the Common Stock immediately before the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the Option as the Company may reasonably require.

                    6.3.3 Grant Date. If an Incentive Option is granted in anticipation of employment as provided in Section 5.4, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment relationship forming the basis for such grant and, in addition, satisfies all requirements of the Plan for Options granted on that date.

                    6.3.4 Term. Notwithstanding Section 6.1.10, no Incentive Option granted to any Ten Percent Shareholder shall be exercisable more than five years after the date of grant.

                    6.3.5 Termination of Employment. Except as otherwise provided in the Option Agreement, if for any reason an Option Holder ceases to be employed by the Company and its Affiliates, Options that are Incentive Options held at the date of termination (to the extent then exercisable) may be exercised in whole or in part at any time within ninety days after the date of such termination (but in no event after the Expiration Date). For purposes of this Section 6.3.5, an Option Holder’s employment shall not be deemed to terminate by reason of the Option Holder’s transfer from the Company to an Affiliate of the Company, or vice versa, or sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed ninety days or, if longer, if the Option Holder’s right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

                    6.3.6 Fair Market Value Limitation. To the extent that Options designated as Incentive Options (granted under all stock option plans of the Company and its Affiliates, including the Plan) become exercisable by an Option Holder for the first time during any calendar year for stock having a fair market value greater than One Hundred Thousand Dollars ($100,000), the portions of such Options which exceed such amount shall be treated as Non-Qualified Options. For purposes of this Section 6.3.6, Options designated as Incentive Options shall be taken into account in the order in which they were granted, and the fair market value of stock shall be determined as of the time the Option with respect to such stock is granted.

7.	MANNER OF EXERCISE.

          7.1 An Option Holder wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price and withholding taxes as provided in Sections 6.1.6 and 6.1.7. The date that the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date the Option was exercised.

          7.2 Promptly after receipt of written notice of exercise of an Option and the payments called for by Section 7.1, the Company shall, without stock issue or transfer taxes to the Option Holder or other person entitled to exercise the Option, deliver to the Option Holder or such other person a certificate or certificates for the requisite number of shares of Common Stock. An Option Holder or permitted transferee of the Option shall not have any privileges as a shareholder with respect to any shares of Common Stock covered by the Option until the date of issuance of such shares as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent.

8.	RESTRICTED STOCK.

          8.1 Grant or Sale of Restricted Stock.

                    8.1.1 No awards of Restricted Stock shall be made under the Plan more than ten years after the date of adoption of the Plan by the Board.

                    8.1.2 The Administrator may issue shares under the Plan as a grant or for such consideration as is determined by the Administrator, including, without limitation, services performed by the Restricted Stock recipient and, with respect to Restricted Stock recipients who are not directors or executive officers of the Company, full recourse promissory notes. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Administrator. The restrictions may include restrictions concerning matters such as transferability, continued employment with the Company, attainment of specified performance goals, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Administrator. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares may be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase or grant agreement (a “Restricted Stock Agreement”), which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The Restricted Stock Agreement may contain any terms, conditions, restrictions, representations and warranties required by the Administrator. The certificates representing the shares shall bear any legends required by the Administrator. The Administrator may require any purchaser of Restricted Stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Administrator may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Administrator in its discretion, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of Restricted Stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

                    8.1.3 If an award of Restricted Stock to a recipient is made by a Committee comprised solely of “outside directors” within the meaning of Section 162(m) of the Code, the Administrator shall have discretion to designate that the Restricted Stock is intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. If any award of Restricted Stock is intended to be “performance-based compensation,” then the lapsing of restrictions on the Restricted Stock and the payment of dividends and other distributions on the Restricted Stock shall be conditioned on the attainment of one or more objective performance goals established by the Administrator, which shall be based on the attainment of specified levels of one or any combination of the following performance criteria, applied to either the Company as a whole or to any of the Company’s subsidiaries or other business units, and measured either annually or over a period of years: revenues, operating margins, cost reductions, operating income, income before taxes, net income, net income per share, return on equity, return on invested capital, cash flow, market share, shareholder return, or share price performance. The Administrator shall set such performance goals within the time period prescribed by Section 162(m) of the Code and the regulations thereunder, and the Administrator shall have the authority to impose any other restrictions as it may deem necessary or appropriate to ensure that an award of Restricted Stock satisfies all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder.

          8.2 Changes in Capital Structure. In the event of a change in the Company’s capital structure, as described in Section 6.1.1, appropriate adjustments shall be made by the Administrator, in its discretion, in the number and class of Restricted Stock subject to the Plan and the Restricted Stock outstanding under the Plan; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments.

          8.3 Corporate Transactions. In the event of a Corporate Transaction, as defined in Section 6.1.2, to the extent not previously forfeited, all Restricted Stock shall be forfeited immediately prior to the consummation of the Corporate Transaction unless the Administrator determines otherwise in its discretion. The Administrator, in its discretion, may elect to remove any restrictions as to any Restricted Stock. The Administrator may, in its discretion, provide that all outstanding Restricted Stock participate in the Corporate Transaction with an equivalent stock substituted by an applicable successor corporation subject to the restrictions.

9.	EMPLOYMENT OR CONSULTING RELATIONSHIP.

          Nothing in the Plan or in any Option or Restricted Stock granted or sold under the Plan shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate the employment or consulting or advising relationship of any Option Holder or Restricted Stock holder at any time, nor confer upon any Option Holder or Restricted Stock holder any right to continue in the employ of, or to consult or advise with, the Company or any of its Affiliates.

10.	CONDITIONS UPON THE ISSUANCE OF SHARES.

          10.1 Securities Act Compliance. Shares of Common Stock shall not be issued pursuant to the exercise of an Option or the receipt of a Restricted Stock award unless the Administrator determines that the exercise of the Option or receipt of the Restricted Stock and the issuance and delivery of such shares will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, applicable state and foreign securities laws and the requirements of any stock exchange or Nasdaq market system upon which the Common Stock may be listed. The inability of the Company to obtain from any applicable regulatory body a permit, order or approval deemed by the Administrator to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite permit, order or approval shall not have been obtained. As a condition to the exercise of any Option or to the receipt of any Restricted Stock, the Administrator may require the Option Holder or Restricted Stock recipient to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be reasonably requested by the Administrator.

          10.2 Shareholders’ Agreement. As a further condition to the receipt of Common Stock pursuant to the exercise of an Option or to the receipt of Restricted Stock, the Option Holder or recipient of Restricted Stock may be required by the Administrator, in the Administrator’s discretion, to enter into a shareholders’ agreement with the Company which may restrict the transferability of the Common Stock and contain rights of repurchase or first refusal in favor of the Company.

          10.3 Non-Competition Agreement. As a condition to the receipt of Common Stock pursuant to the exercise of an Option or to the receipt of Restricted Stock, the Option Holder or recipient of Restricted Stock may be required not to render services for any organization, or to engage directly or indirectly in any business, competitive with the Company during any period that is specified in the Option Agreement or Restricted Stock Agreement. Failure to comply with this condition shall cause the Option and the exercise or issuance of shares thereunder and/or the award of Restricted Stock to be rescinded and the benefit of such exercise, issuance or award to be repaid to the Company.

11.	NON-EXCLUSIVITY OF THE PLAN; ASSIGNMENT OF PLAN RIGHTS.

          11.1 The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan.

          11.2 Except as otherwise expressly set forth in the Plan or in an Option Agreement or Restricted Stock Agreement executed pursuant to the Plan, no right or benefit under the Plan shall be subject in any manner to assignment, alienation, hypothecation or charge, and any such attempted action shall be void. No Option or Restricted Stock award shall in any manner be subject to the debts or liabilities of any Option Holder or Restricted Stock recipient except as otherwise may be expressly required by applicable law.

12.	AMENDMENT OR TERMINATION OF THE PLAN.

          12.1 The Board may at any time amend, discontinue or terminate the Plan. If not earlier terminated, the Plan shall automatically terminate ten years after the date of its adoption by the Board. Except as provided in Section 6.1.2 or 8.3 with respect to a Corporate Transaction, termination of the Plan shall not affect the terms and conditions of any outstanding Options or previously awarded Restricted Stock. Without the consent of an Option Holder or recipient of Restricted Stock, no amendment or discontinuation of the Plan may adversely affect an outstanding Option or the terms applicable to Restricted Stock except to conform the Plan and Incentive Options granted under the Plan to the requirements of applicable tax and other laws relating to Incentive Options.

          12.2 No amendment, discontinuation or termination of the Plan shall require shareholder approval unless (i) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes, (ii) shareholder approval is required under other applicable laws or under the regulations of any stock exchange or Nasdaq market system on which the Common Stock is listed, or (iii) the Board otherwise concludes that shareholder approval is advisable.

          12.3 All references in the Plan to statutes, rules and regulations shall be deemed to include any successor statutes, rules and regulations.

13.	EFFECTIVE DATE OF THE PLAN.

          The Plan shall become effective upon adoption by the Board. However, no Option shall be exercisable and the restrictions on Restricted Stock shall not lapse unless and until the Plan is approved by the Company’s shareholders by written consent or at a validly held shareholders’ meeting within twelve months after adoption by the Board. If any Options or shares of Restricted Stock are so granted and shareholder approval shall not have been obtained within twelve months after the date of adoption of the Plan by the Board, such Options and Restricted Stock shall terminate retroactively as of the date they were awarded.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 21, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Lecil E. Cole and J. Link Leavens, and each of them, as the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held at Calavo Growers, Inc. corporate headquarters on Monday, March 21, 2005 at 1:00 p.m., and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” THE APPROVAL OF THE 2005 STOCK INCENTIVE PLAN OF CALAVO GROWERS, INC., AND “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” THE APPROVAL OF THE 2005 STOCK INCENTIVE PLAN, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. IF NO DIRECTION IS MADE, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

PLEASE SIGN AND DATE ON THE REVERSE SIDE

1. ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except to withhold authority to vote for any individual nominee or nominees, strike a line through the name(s) of the nominee(s) below.	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	* CUMULATIVE VOTING ELECTION

(INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times ten. For example, if you own 100 shares, you are entitled to cast 1,000 votes for director nominees. However, if you have cast your proxy for either of the above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Lecil E. Cole		Votes FOR

George H. Barnes		Votes FOR

Michael D. Hause		Votes FOR

Donald M. Sanders		Votes FOR

Fred J. Ferrazzano		Votes FOR

Alva V. Snider		Votes FOR

Scott Van Der Kar		Votes FOR

J. Link Leavens		Votes FOR

Dorcas H. McFarlane		Votes FOR

John M. Hunt		Votes FOR

Total Votes Cast:

2. APPROVAL OF THE 2005 STOCK INCENTIVE PLAN OF CALAVO GROWERS, INC.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent, registered public accounting firm for Calavo Growers, Inc. for the year ending October 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof. The Board of Directors, at present, knows of no other business to be presented by or on behalf of Calavo Growers, Inc. or the Board of Directors at the meeting.

I (WE) WILL       ☐       WILL NOT       ☐       ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK	The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2005

		Signature

		Signature

	Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.